EXHIBIT 99.1

News Release

For Immediate Release:  November 27, 2002

U.S. Investor Relations Contact: David Jacobson, (414) 362-6806

Media Relations Contact: Renee Truttmann, (262) 644-0184

Catalyst International Announces Notice of Delisting – Will Appeal NASDAQ Delisting Notice

MILWAUKEE, WI – Catalyst International, Inc. (NASDAQ: CLYS), a global provider of supply chain execution (SCE) solutions, has received notice of a NASDAQ Staff Determination dated November 22, 2002, indicating that the common stock of the company is subject to delisting from The NASDAQ National Market because the company does not meet the minimum stockholders’ equity requirement for continued listing, as set forth in NASDAQ Marketplace Rule 4450(a)(3). Effective November 1, 2002, NASDAQ Marketplace Rule 4450(a)(3) was amended to require a minimum $10.0 million stockholders’ equity. The company intends to file a request for a hearing before a NASDAQ Listing Qualifications Panel to review the NASDAQ Staff Determination. Under NASDAQ rules, pending a decision by the Panel, the common stock of the company will continue to trade on The NASDAQ National Market. There can be no assurance that the Panel will grant the company’s request for continued listing. If the Panel does not grant the company’s request, the company’s common stock will be delisted from The NASDAQ National Market.

About Catalyst

Catalyst International, Inc. (NASDAQ: CLYS) helps companies integrate their supply chains to optimize their business performance.  For more than 20 years, the company has enabled global Fortune 500 customers to greatly minimize the risks of installing, integrating and operating WMS software in complex, high-volume warehouse facilities.  Catalyst software offers the broadest functionality in the industry and is easy to install, modify, upgrade and maintain.  Its broad array of services includes distribution strategy consulting, pre- and post-implementation audits, a 24/7 customer services center and facilities management.

Catalyst has provided successful SCE solutions in 10 countries for more than 100 customers, including Panasonic, Reebok International, The Home Depot and Subaru.  It is headquartered in Milwaukee, WI and has offices or representatives in the UK, Italy, Mexico and South America.  For more information, call toll-free 800-236-4600 or visit www.catalystwms.com.

This press release may contain "forward-looking statements" relating to Catalyst International, Inc.  Such statements may be identified by use of words such as "anticipate," "believe," "estimate,"  "intend," "expect" or "future".  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include: demand for Catalyst’s products, delays in product development, technological changes and/or difficulties, competitive pressures, availability of technical personnel, market acceptance, changes in customer requirements, undetected software errors, an unfavorable result in any litigation, the need to maintain and enhance business relationships with systems integrators and other parties, marketing relationships, mergers, acquisitions, or other business combinations, the impact of the corporate restructuring plan on the Company’s financial and operating results, control of costs and expenses, and general business and economic conditions in the domestic and international markets.  Catalyst undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results.

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